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Exhibit 10.7

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT BETWEEN
WILLOW GROVE BANK AND

        THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is dated as of July 15, 2005 and is between Willow Grove Bank, a federally chartered savings bank (the "Bank" or the "Employer"), and                        (the "Officer").

WITNESSETH

        WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 20, 2005 (the "Merger Agreement"), between Willow Grove Bancorp, Inc. (the "Corporation") and Chester Valley Bancorp, Inc., a Pennsylvania corporation ("Chester Valley"), Chester Valley shall, as of the Effective Time (as defined in the Merger Agreement), merge with and into the Corporation, with the Corporation being the surviving entity (the "Merger");

        WHEREAS, prior to the consummation of the Merger, the Corporation and Chester Valley will respectively cause the Bank and First Financial Bank ("First Financial") to enter into a merger agreement providing for the merger of First Financial with and into the Bank; and

        WHEREAS, in order to induce the Officer to remain in the employ of the Employer and in consideration of the Officer's agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Officer by the Employer in the event that her employment with the Employer is terminated under specified circumstances;

        NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

        1.    Definitions.    The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

        (a)    Average Annual Compensation.    The Officer's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average amount of Base Salary and cash bonus paid to the Officer by the Employer or any subsidiary thereof during the most recent five calendar years preceding the Date of Termination (or such shorter period as the Officer was employed).

        (b)    Cause.    Termination of the Officer's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

        (c)    Change in Control of the Corporation.    "Change in Control of the Corporation" shall mean the occurrence of any of the following: (i) the acquisition of control of the Corporation as defined in 12 C.F.R. §574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. §574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; or (iv) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        (d)    Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (e)    Date of Termination.    "Date of Termination" shall mean (i) if the Officer's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, (ii) if the Officer's employment is terminated due to her death, the date of death, and (iii) if the Officer's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

        (f)    Disability.    Termination by the Employer of the Officer's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Officer for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Officer for disability benefits under the Federal Social Security System.

        (g)    Effective Date.    The Effective Date of this Agreement shall mean the date on which the Effective Time of the Merger, as such terms are defined in the Merger Agreement, occurs.

        (h)    Good Reason.    Termination by the Officer of the Officer's employment for "Good Reason" shall mean termination by the Officer within twelve (12) months following a Change in Control of the Corporation based on:

  (i)
  Without the Officer's express written consent, the assignment by the Employer to the Officer of any duties which are materially inconsistent with the Officer's positions, duties, responsibilities and status with the Employer immediately prior to a Change in Control of the Corporation, or a material change in the Officer's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control of the Corporation, or any removal of the Officer from or any failure to re-elect the Officer to any of such responsibilities, titles or offices, except in connection with the termination of the Officer's employment for Cause, Disability or Retirement or as a result of the Officer's death or by the Officer other than for Good Reason;

  (ii)
  Without the Officer's express written consent, a reduction by the Employer in the Officer's base salary as in effect immediately prior to the date of the Change in Control of the Corporation or as the same may be increased from time to time thereafter or a material reduction in the package of fringe benefits provided to the Officer;

  (iii)
  The principal executive office of the Employer is relocated by more than 45 miles from the current principal executive office of the Employer or, without the Officer's express written consent, the Employer requires the Officer to be based anywhere other than an area within 45 miles of the location of the Employer's current principal executive office, except for required travel on business of the Employer to an extent substantially consistent with the Officer's present business travel obligations;

  (iv)
  Any purported termination by the Employer of the Officer's employment for Disability which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (j) below; or

  (v)
  The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 7 hereof.

        (i)    IRS.    IRS shall mean the Internal Revenue Service.

        (j)    Notice of Termination.    Any purported termination of the Officer's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Officer for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of

Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer's termination of the Officer's employment for Cause, which shall be effective immediately, and except as set forth in Section 16(a) hereof; and (iv) is given in the manner specified in Section 8 hereof.

        (k)    Retirement.    "Retirement" shall mean voluntary termination by the Officer in accordance with the Employer's retirement policies, including early retirement, generally applicable to their salaried employees.

        2.    Benefits Upon Termination.

        (a)    General.    The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Officer's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Officer shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason.

        (b)    Non Change in Control Termination.    In the event that (i) the Officer's employment is terminated due to Cause, Death, Disability, Retirement, or any other reason unrelated to a Change in Control of the Corporation, or (ii) the officer elects to terminate her employment for other than Good Reason, then the Officer shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

        (c)    Change in Control Termination.    In the event that (i) the Officer's employment is terminated concurrently with or within twelve (12) months following a Change in Control of the Corporation for other than Cause, Disability, Retirement or the Officer's death, or (ii) the Officer elects to terminate her employment for Good Reason, then the Employer shall, subject to the provisions of Sections 3 and 4 hereof, if applicable,

          (A)  pay to the Officer, in twelve (12) equal monthly installments commencing with the first business day of the month immediately following the Date of Termination, a cash severance amount equal to one (1) times the Officer's Average Annual Compensation; and

          (B)  maintain and provide for a period ending at the earlier of (i) one year subsequent to the Date of Termination or (ii) the date of the Officer's full-time employment by another employer (provided that the Officer is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Officer, the Officer's continued participation in all group insurance, life insurance, health and accident insurance and disability insurance in which the Officer was participating in immediately prior to the Date of Termination, provided that in the event that the Officer's participation in any such insurance plan as provided in this subparagraph (B) is barred, or during such period any such plan is discontinued or the benefits thereunder are materially reduced, the Employer shall either arrange to provide the Officer with benefits substantially similar to those which the Officer was entitled to receive under such plans immediately prior to the Date of Termination or pay a cash equivalency amount.

        3.    Limitation of Benefits under Certain Circumstances.    If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from the Employer, Chester Valley, First Financial and their affiliates, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits payable by the Employer pursuant to Section 2 hereof shall be reduced, in the manner determined by the Officer, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employer under Section 2 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent counsel selected by the Employer and paid by the Employer. Such counsel shall be reasonably acceptable to the Employer and the Officer; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Officer may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

        4.    Mitigation; Exclusivity of Benefits.

        (a)   The Officer shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise. However, the amount of severance compensation payable by the Employer under Section 2(c)(A) shall be reduced to the extent the Officer earns compensation from any source for services rendered by the Officer within one year following the Date of Termination.

        (b)   The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Officer upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

        5.    Withholding.    All payments required to be made by the Employer hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

        6.    Competitive Activities

        (a)   The Officer agrees and acknowledges that by virtue of her employment hereunder, she will maintain an intimate knowledge of the activities and affairs of the Employer, including trade secrets, plans, business plans, strategies, projections, market studies, customer information, employee records and other internal proprietary and confidential information and matters (collectively "Confidential Information"). As a result, and also because of the special, unique and extraordinary services that the Officer is capable of performing for the Employer or one of its competitors, the Officer recognizes that the services to be rendered by her hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages.

        (b)   Except for the purpose of carrying out her duties hereunder, the Officer will not remove or retain, or make copies or reproductions of, any figures, documents, records, discs, computer records, calculations, letters, papers, or recorded or documented information of any type or description relating to the business of the Employer. The Officer agrees that she will not divulge to others any information (whether or not documented or recorded) or data acquired by her while in the Employer's employ relating to methods, processes or other trade secrets or other Confidential Information.

        (c)   The Officer agrees that the Employer is, and shall be, the sole and exclusive owner of all improvements, ideas and suggestions, whether or not subject to patent or trademark protection, and all copyrightable materials which are conceived by the Officer during her employment, which relate to the business of the Employer, which are confidential, or which are not readily ascertainable from persons or other sources outside the Employer.

        (d)   Unless the Officer's employment is terminated in connection with or following a Change in Control of the Corporation, then for a period of one year after the termination of employment, the Officer shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer or employee of the Employer to cease to do business with, or to terminate any employee's employment with, the Employer.

        (e)   The Employer shall be entitled to immediate injunctive or other equitable relief to restrain the Officer from failing to comply with any obligation under this Section 6, in addition to any other remedies to which the Employer may be entitled under law. The right to such injunctive or other equitable relief shall survive the termination by the Employer of the Officer's employment.

        (f)    The Officer acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Employer and that any violation thereof would result in irreparable injuries to the Employer. The Officer acknowledges that, if the Officer violates any of these restrictions, the Employer is entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages, and an equitable accounting of any earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. The Officer further acknowledges that the provisions of Sections 6(a), (b), (c), (e) and (f) shall remain in full force and effect beyond the termination of the Officer's employment for any reason, including but not limited to termination in connection with or following a Change in Control of the Corporation.

        7.    Assignability.    The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

        8.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Secretary Willow Grove Bank Welsh & Norristown Roads Maple Glen, Pennsylvania 19002-8030
To the Officer:	At last address on file with the Employers

        9.    Amendment; Waiver.

        (a)   Except as set forth in Section 9(b), no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        (b)   The parties hereto acknowledge and agree that (i) the recently enacted American Jobs Creation Act of 2004 established a new Section 409A of the Code; (ii) Code Section 409A contains provisions governing the taxation of deferred compensation; (iii) the compensation and other benefits to be paid or otherwise provided under this Agreement, whether provided hereunder or pursuant to any of the Employer's employee benefit plans, programs, policies or arrangements (this Agreement and the plans, programs, policies and arrangements are collectively referred to herein as the "Agreements"), may be negatively impacted by Section 409A of the Code; (iv) the Internal Revenue Service has issued initial guidance and is expected to issue additional guidance regarding the scope of Section 409A of the

Code; and (v) the Employer has until December 31, 2005 to amend the Agreements to bring them into compliance with Section 409A of the Code. The parties hereto acknowledge and agree that the Employer may amend any or all of the Agreements after the date hereof in order to comply with Section 409A of the Code, without having to obtain the Executive's consent to such amendments, provided that the Employer agrees to negotiate in good faith with the Officer any changes to this Agreement.

        10.    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

        11.    Nature of Employment and Obligations.

        (a)   Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Officer, and the Employer may terminate the Officer's employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

        (b)   Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

        12.    Term of Agreement.    The term of this Agreement shall run from the Effective Date through and including June 30, 2006. Prior to July 1, 2006 and each July 1 thereafter, this Agreement shall extend for an additional year until such time as the Board of Directors of the Employer or the Officer gives notice in accordance with the terms of Section 8 hereof of its or her election, respectively, not to extend the terms of this Agreement. Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such July 1. If any party gives timely notice that the term will not be extended as of any July 1, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

        13.    Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        14.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        15.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        16.    Regulatory Actions.    The following provisions shall be applicable to the parties to the extent that they are required to be included in agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 2 hereof.

        (a)   The Bank's Board of Directors may terminate the Officer's employment at any time, but any termination by the Bank's Board of Directors, other than termination for Cause, shall not prejudice the Officer's right to compensation or other benefits under this Agreement.

        (b)   If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. §1818(e)(3) and 1818(g)(1)), the Employer's

obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may, in its discretion: (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (c)   If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

        (d)   If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

        (e)   All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

        17.    Regulatory Prohibition.    Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Officer's termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Officer remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Officer will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

        18.    Entire Agreement.    This Agreement embodies the entire agreement between the Employer and the Officer with respect to the matters agreed to herein. All prior agreements between the Employer and the Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including the agreement dated January 24, 2005. Without limiting the generality of the preceding sentence, the parties hereto agree that, immediately prior to the Effective Date, the Agreement dated June 26, 2003 between Chester Valley, First Financial and the Officer (the "Old Agreement") shall be cancelled and shall have no force and effect, and the Officer agrees that she shall not be entitled to and shall not receive any payments or benefits pursuant to the Old Agreement as a result of the transactions contemplated by the Merger Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Attest:	WILLOW GROVE BANK
Christopher E. Bell Senior Vice President	By:	Frederick A. Marcell Jr. President and Chief Executive Officer
OFFICER
By:

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  Exhibit 10.7